Exhibit 10.2

Employment Agreement -Johnson

Amended EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of May, 2013, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and GERALD D. JOHNSON (“Executive”).

W I T N E S S E T H:
RECITALS

A.
The Company desires to continue to employ and retain the unique experience, abilities, and services of Executive, and Executive desires to continue to be employed by the Company, subject to the terms and conditions of this Agreement.

B.
As President - Farm, Ranch & Agriculture (FRAG) Segment of the Company, Executive will be engaged in administrative, executive, or professional work in connection with Executive's employment with the Company. Executive will perform predominantly intellectual, managerial, or creative tasks and will earn a salary and be paid on a salary basis.

C.
The Company will have a protectable interest in connection with Executive's employment with the Company. Executive will have access to trade secrets, or will have access to competitively sensitive confidential business and professional information that otherwise might not qualify as a trade secret, including product development plans, product launch plans, marketing strategy, or sales plans.

D.
Executive's employment is currently subject to an Employment Agreement dated August 15, 2011 (the “Old Agreement”). The parties intend for this Agreement to supersede the Old Agreement, except that Section 3 clause (d) of the Old Agreement, which contains a non-competition provision entered into upon commencement of Executive's employment, shall continue in full force and effect, the language of which has been replicated in its entirety in Section 3(d) hereof.

AGREEMENT
1.Employment and Term.

(a)Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment as the Company's President - FRAG, and shall have such responsibilities, duties and authority that are consistent with such positions as may be from time to time assigned to Executive by the Chief Executive Officer (the “CEO”) (or the CEO's designee). Executive will comply with the reasonable instructions, policies, and rules that the Company may establish from time to time. During the Term, Executive will devote Executive's full time and attention to the performance of Executive's duties under this Agreement and will discharge Executive's duties to the best of Executive's ability, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner Executive reasonably believes to be in the best interests of the Company.

(b)Unless earlier terminated as provided herein, Executive's employment under this Agreement shall be for an initial one (1) year term (the “Initial Term”) commencing on May 13, 2013 (the “Effective Date”). At the end of the Initial Term, this Agreement shall extend automatically without further action by either the Company or Executive for successive additional one (1) year periods (the Initial Term and the successive one-year extension periods are hereinafter referred to as the “Term”) unless either party delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or any such one-year extension period, written notice of its decision not to extend this Agreement, in which event this Agreement shall terminate upon the expiration of the then current Term. Following termination, those provisions that by their nature continue following termination, shall continue in full force and effect.

(c)Executive represents and warrants to the Company that the signing and delivery of this Agreement by Executive and the performance by Executive of all of Executive's obligations under this Agreement will not (i) breach any agreement to which Executive is a party, or give any person the right to accelerate any obligation of Executive; (ii) violate any law, judgment, or order to which Executive is subject; or (iii) require the consent, authorization, approval of any person, including but not limited to any governmental body.

(d)Executive acknowledges that the terms of this employment relationship may be supplemented by policies adopted by the Company from time to time. The Company may revise its policies at any time in its sole discretion. In the event of any conflict between the terms of this Agreement and the Company's policies, the terms of this Agreement shall govern.

(e)Executive understands that Executive's employment relationship with the Company is “AT-WILL,” and that the Company may, subject to the terms and conditions of this Agreement, terminate the relationship at any time for any reason or no reason.

2.Compensation and Benefits. As compensation for Executive's services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (f) below:

(a)As of the date of this Agreement, Executive's annual base salary (“Base Salary”) at a rate of Three Hundred Fifty Thousand Dollars ($350,000) per year, prorated for any partial year of employment. Executive's Base Salary shall be subject to annual review at such time as the Company conducts salary reviews for its executives generally. Executive's salary shall be payable in substantially equal installments on a semi-monthly basis, or in accordance with the regular payroll practices in effect and applicable to Executive from time to time.

(b)Executive shall be eligible to participate in the Company's Executive Management Annual Incentive Program (“Incentive Program”). The Company will establish performance goals for Executive each calendar year under the Incentive Program, and Executive's annual Target Bonus shall be 50% of Base Salary; the maximum award for exceeding the performance goals and minimum thresholds for receiving an award shall be established by the Company from time-to-time. The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum at the same time bonuses are paid to other

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(c) executives after certification by the Compensation Committee (or its designee) that the applicable performance objectives have been met, on or before March 15 of the following year. If permitted by the terms of the Incentive Program for the applicable calendar year, Executive may elect to defer all or a portion of the bonus by making such election deferral by June 30 of each year; provided, however, that for this first calendar year, the election, if permitted, must be within thirty (30) days of the Effective Date.

(d)Executive shall be entitled to participate in, or receive benefits under, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or employee benefit arrangement made generally available by the Company to its executives from time to time, including plans providing 401(k) benefits, matching and Savings Plus benefits, deferred compensation, health care (including Exec-U-Care), dental and vision care, life insurance, disability, accidental death and similar benefits.

(e)Executive will be entitled to vacation each calendar year in accordance with the Company's then current policies, which amount will be subject to increase during the Term in accordance with Company policy. Executive will be provided an annual physical examination. Executive will be promptly reimbursed by the Company for all reasonable business expenses Executive incurs in carrying out Executive's duties and responsibilities under this Agreement.

(f)Executive shall be eligible to participate in the annual Long Term Incentive Program (LTIP), as may be administered from time to time by the Compensation Committee, pursuant to the terms of the written agreements evidencing any award that is granted thereby. For the Calendar year 2013, Executive has already been issued an LTIP award, however, Executive will be awarded additional LTIP equal to $170,500, awarded as 30% Restricted Stock Units and 70% Stock Appreciation Rights (as valued at the closing price on the Effective Date and rounded down to whole award amounts). This additional LTIP award will provide for vesting and exercisability on the third-year anniversary from the Effective Date and not incrementally over such period (i.e. “cliff vesting”).

(g)Executive will be issued, from the Blount International, Inc. 2006 Equity Incentive Plan, 50,000 Stock Appreciation Rights, priced as of the close of business the Effective Date, subject to the terms of the Stock Appreciation Right Agreement. The agreement will provide for vesting and exercisability of all SARs on the third-year anniversary from the Effective Date and not incrementally over such period. Subject to any 409A restrictions, the SARs will immediately vest if the Executive terminates his employment for Good Reason, or the Company terminates Executive without Cause (other than due to Executive's death or Disability). Even upon early vesting, the SARs will not become unrestricted until the end of the three year period following the Effective Date.

3.Confidentiality and Noncompetition.

(a)For the purposes of this Section 3, Company shall include Blount International, Inc. and any of its subsidiaries and affiliates. Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to

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Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company's substantial detriment. Moreover, the parties recognize that Executive, during the course of Executive's employment with the Company, will develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company's legitimate business interests and goodwill. If it is determined that any term of this Section 3 is overly broad or unreasonable as applied to Executive, the parties agree that it is their mutual intention and agreement that these restrictive covenants be enforced to the fullest extent possible and the restrictive covenants shall be modified to the extent necessary to accomplish such purpose.

(b)Executive agrees that Executive shall protect the Company's Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with Executive's duties performed in accordance with this Agreement or otherwise for the Company, any Confidential Information at any time, including following the termination of Executive's employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive will promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of this Section 3 and assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by Executive without the Company's specific prior written authorization and to mitigate the harm caused by the unauthorized use or disclosure. Executive's obligations under this Section 3(b) shall survive any expiration or termination of this Agreement for any reason.

(c)Upon the termination or expiration of Executive's employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive's employment hereunder (including all copies of the foregoing) in Executive's possession or control, and all of the Company's equipment and other materials in Executive's possession or control. Executive's obligations under this Section 3(c) shall survive any expiration or termination of this Agreement.

(d)During the Term and for a period of one (1) year after Executive's Date of Termination (as defined in Section 6), Executive shall not directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any obligation of, lend Executive's name to, or otherwise assist any Person engaged in or planning to be engaged in any business whose products, services, or activities compete or will compete in whole or in part with the Company's products, services, or activities in the geographic areas of the world in which the Company conducts its principal manufacturing and sales operations as of the Date of Termination (for example, as of the Effective Date, the geographic areas include: China, Brazil, Germany and North America).

(e)During the Term and for a period of one (1) year after Executive's Date of Termination, Executive shall not (i) divert or attempt to divert any person, concern or entity

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which is furnished products or services by the Company, with whom Executive had dealings while employed by the Company, from doing business with the Company or otherwise cause any person, concern or entity with whom he had dealings while employed by the Company to change its relationship with the Company, or (ii) solicit, lure or attempt to hire away any of the employees of the Company with whom Executive interacted directly or indirectly, while employed with the Company.

(f)Executive acknowledges that if Executive breaches or threatens to breach this Section 3, Executive's actions may cause irreparable harm and damage to the Company that cannot be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 3, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies available to the Company. This is an independent covenant on the part of Executive and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this Section 3(f).

4.Termination.

4.1 By Executive without Good Reason. Executive shall have the right to terminate Executive's employment hereunder at any time by Notice of Termination (as described in Section 6). If Executive terminates Executive's employment for any reason other than Good Reason (as defined in Section 4.2 below), the Company's obligations under this Agreement shall cease as of the date of such termination and Executive shall not be entitled to any further compensation and benefits other than those due and payable as of the Date of Termination and as set forth in Sections 4.5 and 4.6.

4.2 By Executive for Good Reason. Executive may terminate Executive's employment for “Good Reason” if: (i) (a) there is a material diminution in Executive's authority, duties, and responsibilities, (b) the Company requires Executive's primary office to be located more than 50 miles from the Company's principal executive offices in Oregon, Illinois except for reasonably required travel or expatriate services for Company business, (c) there is a material reduction in the Executive's Base Salary (except that it shall not constitute Good Reason if Executive's Base Salary or compensation or benefits are materially reduced in connection with an across-the-board reduction of pay or benefits for executives of similar status) or (d) the Company has materially breached this Agreement, and (ii) Executive has provided written notice of such breach to the Company within ninety (90) days after such breach occurring, (iii) such breach has not been cured within thirty (30) days after written notice of such breach is given by Executive to the Company, and (iv) Executive terminates employment within sixty (60) days of the expiration of such cure period by providing Notice of Termination.

(a)Severance. In the event Executive terminates employment with the Company for “Good Reason,” in addition to the rights under Sections 4.5 and 4.6, Executive shall be entitled to receive a severance amount (the “Severance”) payable in equal installments over the Severance Period, subject to Sections 4.2(b) through (f). The “Severance Period” means the 12-month period commencing on Executive's Date of Termination. The aggregate amount of

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Severance shall be calculated as follows and shall be subject to withholding of all applicable taxes:

(i)Severance Base Salary - The amount of Base Salary that would have been paid to Executive over the Severance Period if Executive had been employed, based on the Base Salary in effect as of the Date of Termination;

(ii)Cash in Lieu of Health and Life Insurance Coverage - An amount equal to the amount the Company would have spent on health insurance and life insurance on behalf of Executive and Executive's dependents during the Severance Period had Executive continued to be employed during the Severance Period, based on the rates and coverage provided to Executive and Executive's dependents as of the Date of Termination.

(iii)Cash in Lieu of Retirement Funds - An amount equal to the amount the Company would have contributed on behalf of Executive to any employee retirement plans and deferred compensation plans during the Severance Period, based on the terms of the plans as of the Date of Termination.

(b)Section 409A Treatment of Payments. Each installment payment under Section 4.2(a) is a separate payment and the structure of the Severance is intended to satisfy the “short-term deferral exception” and/or the “two times pay exception” of Section 409A of the Code; provided that, if such exceptions do not apply and Executive is determined by the Company to be a “specified employee” under Section 409A, no payments that are subject to Section 409A will be made under Section 4.2(a) until a date which is six (6) months after the Date of Termination (and on such date the payments that would otherwise have been made during such six-month period shall be made).

(c)Release of Claims. To be entitled to the Severance in Section 4.2(a) Executive must sign a general release of claims in the form required by the Company, releasing the Company, its subsidiaries, affiliates, directors, officers, and employees from all claims, damages and liabilities related to Executive's employment and any benefit plans or agreements. No payments shall be made under Section 4.2(a) until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by Executive and delivered to the Company within the reasonable time periods specified in the release, the Company's obligations under Section 4.2(a) will terminate.

(d)No Post-Employment Breach. As a condition to receipt of any installment of the Severance under Section 4.2(a), Executive shall not have breached any post-employment obligation of Executive under this Agreement. If at any time Executive breaches this Agreement, in addition to any other remedies at law or in equity, all unpaid installments of Severance shall be forfeited.

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(e)No Duty to Mitigate. The Company agrees that if Executive is entitled to Severance, Executive shall not be required to mitigate damages by seeking other employment, nor shall any amount Executive earns reduce the amount payable by the Company hereunder.

(f)Only Severance Benefits. Executive agrees that the Severance shall be the only severance benefit payable to Executive by the Company and Executive hereby waives Executive's rights (if any) to any severance benefits under any other plan or program of the Company and its affiliates.

4.3 By Company for Cause, Death, or Disability. The Company shall have the right to terminate Executive's employment under this Agreement at any time during the Term for Cause (defined in Section 5.2), upon Executive's death, or due to Executive's Disability (defined in Section 5.5). In the event of termination for Cause, death, or Disability, the Company's obligations under this Agreement shall cease as of the Date of Termination; provided, however, that Executive will be entitled to whatever benefits are payable as of, or as a result of, such termination pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company in which Executive participates, and Executive shall be entitled to the amounts under Sections 4.5, and 4.6.

4.4 By Company Otherwise. If the Company terminates Executive's employment during the Term of this Agreement other than for Cause, death or Disability pursuant to Section 4.3, Executive shall be entitled to receive the Severance pursuant to Section 4.2(a), subject to all of the terms and conditions of Sections 4.2(b) through (f).

4.5 Equity Awards/Stock Options. Under any circumstances of termination of Executive's employment, the vesting and exercisability of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards held by Executive, shall be determined in accordance with the agreements or plans for such awards.

4.6 Accrued Obligations. In the event of any termination, Executive shall be entitled to be paid his Base Salary accrued through the date of termination, and any unreimbursed business expenses submitted in accordance with Company policy (collectively “Accrued Obligations”). All payments of Accrued Obligations shall be made to Executive within thirty (30) business days of the date of termination of Executive's employment under this Agreement.

4.7 Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to Executive by the Company or its affiliates, whether pursuant to this Agreement or otherwise, which are treated as severance payments under Code (defined in Section 5.3) Section 280G (“Severance Payments”) shall be modified in the manner provided below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be reasonable compensation. In the event that the amount of any Severance Payments which would be payable

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to or for the benefit of Executive under this Agreement must be reduced to comply with this Section 4.7, the amount of the Severance described in Section 4.2(a) shall be reduced. This Section 4.7 shall be interpreted so as to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise. This determination will be made after reasonable consultation with a national accounting firm selected by the Company.

4.8 Section 409A Compliance. This Agreement shall at all times be interpreted and operated in good faith compliance in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth.

5.Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:
5.1 “Board” or “Board of Directors”. The Board of Directors of the Company.

5.2 “Cause”. Any of the following are grounds for the Company's termination of Executive for “Cause.”

(a)Any act by Executive which has been found in an applicable court of law to constitute a felony;

(b)Executive engages in any form of dishonesty or conduct involving moral turpitude related to Executive's employment relationship with the Company or that otherwise reflects adversely on the reputation or operations of the Company, as determined in the good faith judgment of the CEO (or the CEO's designee);

(c)Executive's breach of any contractual, fiduciary or other recognized duty of Executive to the Company or any of its affiliates, or any other conduct that is patently inimical to the interests of the Company or any of its affiliates;

(d)Executive materially breaches this Agreement; or

(e)The willful or continued failure by Executive substantially to perform Executive's duties with the Company or to comply with policies of the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein) if the CEO (or CEO's designee) has delivered to the Executive a notice setting forth (i) the performance failure or policy compliance problem, (ii) the reasonable action that would remedy such failure or problem, and (iii) the required time frame for

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remedying such failure or problem (which in the case of a failure or problem not capable of being remedied within thirty (30) days, the requirement that commencement of such remediation must occur within seven (7) days and be diligently pursued thereafter, or for a failure or problem capable of being remedied within thirty (30) days, such 30-day deadline), and Executive shall not have complied with the required remediation timeframe.

For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

5.3 “Code”. The Internal Revenue Code of 1986, as it may be amended from time to time.

5.4 “Confidential Information”. All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.

5.5 “Disabled” or “Disability”. Executive's inability to fully and competently perform Executive's duties hereunder with or without a reasonable accommodation for a period of more than 120 continuous days or more than 180 nonconsecutive days in any twelve (12) month period due to a physical or mental impairment or Executive becomes eligible for benefits under a long-term disability policy or similar income replacement benefit offered by the Company.

5.6 “Person”. Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

6.Termination Procedures. During the Term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written notice (“Notice of Termination”) from one party hereto to the other party hereto in accordance with Section 11. A Notice of Termination for Cause is required to include the information supporting a finding of “Cause” as defined in Section 5.2. “Date of Termination,” with respect to any purported termination of Executive's employment during the Term of this Agreement, shall mean (i) if Executive's employment is terminated by Executive's death, the date of Executive's death, (ii) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty

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(30) days, except in the case of a termination for Cause in which case termination may be immediate; and in the case of a termination by Executive, the date specified in the Notice shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). If Executive terminates Executive's employment under Section 4.1 or 4.2, the Company, in its sole discretion, may require that Executive's employment terminate at any time after Executive has given Notice of Termination, which election shall not be deemed a termination by the Company under Section 4.4, provided that if the Company makes such an election, (i) in the case of termination under Section 4.1, the Base Salary shall be paid through the notice period, and (ii) in the case of termination under Section 4.2, the Severance Period shall be extended by one month. Likewise, if the Company terminates the Executive other than for Cause, in lieu of the applicable notice period, the Company may give notice of immediate termination and extend the Severance Period by one month.

7.Intellectual Property Rights.

7.1 Creative Work. Executive agrees that all creative work and work product, relating to the business of the Company or its subsidiaries or affiliates, including but not limited to all technology, designs, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with the Company, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Company.

7.2 Assignment. Executive hereby assigns to the Company all right, title and interest, whether by way of copyrights, trade secrets, trademark, patent, or otherwise, in all such creative work or work products, as defined in Section 7.1, regardless of whether the same is subject to protection by patent, trademark or copyright law. At the Company's request and expense, Executive will sign such documents and take such actions that the Company deems reasonably necessary to perfect, protect, and evidence the Company's right in the creative work.

8.Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

9.Successors; Binding Agreement.

9.1 In addition to any obligations imposed by law upon any successor to, or transferee of, the Company, the Company will require any successor to, or transferee of, all or substantially all of the business and/or assets of the Company or stock of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

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9.2 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company's successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

10.Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

11.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three (3) business days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company	Blount International, Inc. 4909 SE International Way Portland, OR 97222 ATTN: General Counsel
To the Executive:	Gerald D. Johnson 2538 E. Breckenridge Drive Byron, IL 61010
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

12.Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

13.Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

14.Indemnification. During the Term and after Executive's termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity,

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including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and Bylaws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Term and after Executive's termination, Executive shall be covered by any policy of directors' and officers' liability insurance maintained by the Company for the benefit of its officers and directors.

15.Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

16.Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

17.Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board (or its designee) and shall be in writing. Any denial by the Board (or its designee) of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Unless prohibited by applicable law, any dispute or controversy arising under or in connection with this Agreement or with Executive's employment shall be settled exclusively by arbitration in a location selected at the discretion or the Company (which shall not be unreasonable taking into account the business location at which Executive is employed), in accordance with the employment arbitration rules of the American Arbitration Association then in effect. To the extent administratively practicable, the Company and the Executive agree to select an arbitrator who is an attorney with experience in employment law disputes. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party shall, to the extent allowed by law, be entitled to attorney's fees and costs, and any attorney's fees and costs on appeal. However, nothing in this Section 17 will prohibit or otherwise prevent either party from seeking equitable or injunctive relief or an order to compel arbitration; and any such action shall be brought in a state or federal court located in Cook County, Illinois.  The parties hereto agree that they are subject to the jurisdiction of the federal and state courts of Illinois for the purpose of such actions. Except to the extent provided in this Section 17, each party shall pay its own legal fees and other expenses associated with any dispute.

18.Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE:

Gerald D. Johnson

COMPANY:

BLOUNT INTERNATIONAL, INC.

By_____________________________
Joshua L. Collins, Chief Executive Officer

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